EXHIBIT 15

                                                                  EXECUTION COPY

                               AMENDMENT AGREEMENT


         AMENDMENT AGREEMENT, dated as of July 11, 2002 (this "Agreement") among FEI Company, an Oregon corporation ("FEI"), Koninklijke Philips Electronics N.V., a company incorporated under the laws of the Netherlands ("Philips"), and Philips Business Electronics International B.V., a company incorporated under the laws of the Netherlands and formerly known as Philips Industrial Electronics International B.V. ("PBE" and, collectively with FEI and Philips, the "Parties").

         WHEREAS, FEI and PBE are party to a Combination Agreement, dated as of November 15, 1996 (the "Combination Agreement"); and

         WHEREAS, the Parties are party to an Agreement, dated as of December 31, 2000 (the "Disposition Agreement"); and

         WHEREAS, Veeco Instruments Inc., a Delaware corporation, Venice Acquisition Corp., an Oregon corporation, and FEI have entered into an Agreement and Plan of Merger, dated as of July 11, 2002 (the "Merger Agreement"), which provides that, on the terms and subject to the conditions set forth therein, Venice Acquisition Corp. shall be merged with and into FEI (the "Merger") at the Effective Time, as defined therein (the "Effective Time"); and

         WHEREAS, the Parties each desire to amend the Combination Agreement and the Disposition Agreement so as to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:


                                   ARTICLE I

                          Amendments and Other Matters

         1.01 Amendment to the Disposition Agreement. The Disposition Agreement is hereby amended, effective as of the Effective Time, to delete Sections 1(b)(v) and 5 therefrom. This Agreement shall not constitute an amendment to the Disposition Agreement unless the Effective Time occurs.

         1.02 Amendment to the Combination Agreement. The Combination Agreement is hereby amended, effective as of the Effective Time, to delete Section 5.16(e) therefrom, it being understood that this amendment shall not modify or alter the validity or scope of any cross-licensing, pooling or other patent sharing or licensing arrangements entered into prior to the date of this Agreement. This Agreement shall not constitute an amendment to the Combination Agreement unless the Effective Time occurs.

         1.03 Development Agreement. Philips shall take all action necessary to cause Philips Machinefabriken Nederland B.V. ("ETG") promptly and irrevocably to waive its rights pursuant to Section 10.3 of the Development Agreement, dated as of January 23, 1998, between ETG and FEI, in respect of the Merger.


                                   ARTICLE II

                                  Miscellaneous

         2.01 Headings. The headings, titles and subtitles contained in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

         2.02 Specific Performance and Other Equitable Rights. Each of the Parties recognizes and acknowledges that a breach by a Party of any covenants or other commitments contained in this Agreement will cause the other Parties to sustain injury for which they would not have an adequate remedy at law for money damages. Therefore, each Party agrees that in the event of any such breach, the aggrieved Party or Parties shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it or they may be entitled, at law or in equity, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

         2.03 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier, upon receipt of oral confirmation that such transmission has been received, to such Party at the address set forth below:

         (a) if to FEI, addressed as follows:

             Bradley J. Thies
             c/o FEI Company
             7425 N.W. Evergreen Parkway
             Hillsboro, Oregon 97124-5830
             Telephone: (503) 640-7500
             Telecopier: (503) 640-7509


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             with a copy to:

             Larry W. Sonsini
             c/o Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
             Palo Alto, California 94304
             Telecopier: (650) 493-9300
             Telecopier: (650) 493-6811

         (b) if to Philips or PBE, addressed as follows:

             Guido Dierick
             c/o Philips Semiconductors
             Legal Department
             Building B460-1
             Prof. Holstlaan 4
             5656AA Eindhoven
             The Netherlands
             Telephone: +31 (40) 272-2041
             Telecopier: +31 (40) 272-4005

             with a copy to:

             Matthew G. Hurd
             c/o Sullivan & Cromwell
             1870 Embarcadero Road
             Palo Alto, California 94303
             Telephone: (650) 461-5600
             Telecopier: (650) 461-5700,

or to such other address as the relevant Party may from time to time advise by notice in writing given pursuant to this Section 2.03. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery thereof.

         2.04 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, assigns, officers, directors, partners, agents, underwriters and controlling persons or entities. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

         2.05 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this

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Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         2.06 Assignment. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the other Parties, and any such purported assignment shall be null and void.

         2.07 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law). The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court and the courts of the State of New York located in the County of New York, State of New York, and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court. Each Party irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court.

         2.08 Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings among the Parties with respect to its subject matter. This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument duly executed by each of the Parties, which shall be binding on all of the Parties.

         2.09 Further Assurances. Each Party shall provide (at the expense of the requesting Party) such further documents or instruments reasonably requested by any other Party as may be necessary or desirable to effect the purpose and intention of this Agreement and carry out its provisions, whether before or after its termination.

         2.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            (Signature page follows)



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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                   KONINKLIJKE PHILIPS ELECTRONICS N.V.


                   By:  /s/ ARIE WESTERLAKEN
                       ---------------------------------------------------------
                       Name:    Arie Westerlaken
                       Title:   General Secretary




                   PHILIPS BUSINESS ELECTRONICS INTERNATIONAL B.V.


                   By:  /s/ J.C. LOBBEZOO
                       ---------------------------------------------------------
                       Name:    J.C. Lobbezoo
                       Title:   Member Management Board


                   By:  /s/ A.P.M. VAN DER POEL
                       ---------------------------------------------------------
                       Name:    A.P.M. van der Poel
                       Title:   Member Management Board




                   FEI COMPANY


                   By:  /s/ VAHE A. SARKASSIAN
                       ---------------------------------------------------------
                       Name:    Vahe A. Sarkissian
                       Title:   President and Chief Executive Officer




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